                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

         Our consolidated ratio of earnings to fixed charges for each of the fiscal years ended June 30, 1997 through 2001 and for the three-month period ended September 30, 2001 is set forth below. The ratio was calculated by dividing the sum of the fixed charges into the sum of the earnings before taxes and fixed charges.

                                                                                                               Three Months
                                                                                                                  Ended
                                           1997          1998          1999          2000          2001     September 30, 2001
                                           ----          ----          ----          ----          ----     ------------------
                                                                   (dollar amounts in millions)
                                                                           (unaudited)
Income before income taxes............   $ 210.2       $  41.5       $ 211.7       $ 234.7       $ 187.8         $   (1.7)

Adjustment for certain (income)
  expense items:

  Minority interest in Gifts.com, Inc.        --            --            --          (2.6)           --               --

  Undistributed earnings in
    BrandDirect Marketing, Inc........        --            --            --          29.1          24.9               --

  Estimated lease interest (1)(a).....       8.2           6.5           5.9           6.3           4.8              0.9

  Interest expense(b).................       7.0           9.4           5.7           5.6          18.3              4.0
                                         -------       -------       -------       -------       -------         --------
Adjusted earnings before income
  taxes ..............................   $ 225.4       $  57.4       $ 223.3       $ 273.1       $ 235.8         $    3.2

Fixed charges (a) + (b)...............      15.2          15.9          11.6          11.9          23.1              4.9
                                         -------       -------       -------       -------       -------         --------

Ratio of earnings to fixed charges ...      14.8           3.6          19.3          22.9          10.2              0.7
                                         =======       =======       =======       =======       =======         ========

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(1)      Estimated lease interest is approximately one-third of our net rental expense for each reporting period.